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                                      AIMCO

                             AIMCO PROPERTIES, L.P.
                    c/o River Oaks Partnership Services, Inc.
                                  P.O. Box 2065
                         S. Hackensack, N.J., 07606-2065
                                 (888) 349-2005


                              AN IMPORTANT REMINDER
================================================================================

Dear Limited Partner:

         We recently mailed you tender offer documents offering to acquire your units of limited partnership interest in Century Properties Fund XIX.

     Our offer provides you with an opportunity to gain liquidity for your investment which you may not have had previously, and to eliminate the cost and record keeping associated with limited partnership tax reporting. If you sell your units this year you will not receive a K-1 in respect of year 2001 or report partnership income or loss on your personal tax return.

     The offer is scheduled to expire on September 1, 2000. If you have not already done so, please remember, that to accept our offer the enclosed Acknowledgement and Agreement must be received before September 1, 2000.

     If you have any questions or need assistance in completing the enclosed Letter of Transmittal, please contact our information agent, River Oaks Partnership Services, Inc., toll free, at (888) 349-2005.


               IF YOU HAVE ALREADY RESPONDED TO OUR OFFER, PLEASE
                             DISREGARD THIS LETTER.

                             AIMCO Properties, L.P.